Exhibit 10.6

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

THE TECHS HOLDINGS, INC.

and

STEEL DYNAMICS, INC.

Dated as of June 6, 2007

i

EXHIBITS

Exhibit A	–	Stockholder Support Agreement

Exhibit B	–	Director Indemnification Agreements

Exhibit C	–	Temporary Escrow Agreement

DISCLOSURE SCHEDULE

SCHEDULE I – FULLY DILUTED STOCKHOLDER TABLE

SCHEDULE II – TARGET WORKING CAPITAL

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as June 6, 2007, by and among THE TECHS HOLDINGS, INC., a Delaware corporation (“Company”), STEEL DYNAMICS, INC., an Indiana corporation (“Parent”), a newly-formed Delaware corporation (“Merger Sub”) to be organized and wholly-owned by Parent.  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company each have (i) determined that the Merger is advisable and fair to, and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent and the Company will, on or prior to June 13, 2007, enter into stockholder support agreements in the form attached hereto as Exhibit A (the “Stockholder Support Agreements”) with Fully-Diluted Stockholders holding 95% of the outstanding Common Stock  pursuant to which such stockholders will agree to vote all of the shares of Common Stock owned by them in favor of the Merger and the adoption of this Agreement by the Company, upon the terms and conditions set forth in the Stockholder Support Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“2004 Stock Incentive Plan” shall mean the 2004 Stock Incentive Plan of The Techs Holdings, Inc.

“280G Approval” shall have the meaning set forth in Section 5.12.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and the Subsidiary dated as of December 31, 2006, included in the Financial Statements and set forth in the Disclosure Schedule.

“Benefit Plans” shall have the meaning set forth in Section 3.7(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Cash” shall mean the aggregate amount of cash, cash equivalents, marketable securities, instruments and deposits of the Company and the Subsidiary.

“Certificate” shall mean a stock certificate which immediately prior to the Effective Time represents shares of Common Stock.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended from time to time, and as filed as of the date hereof with the Secretary of State of the State of Delaware.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Claims” shall have the meaning set forth in Section 5.13.

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Statement” shall have the meaning set forth in Section 2.12(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 3.1(b).

“Common Stockholder” and “Common Stockholders” shall mean each of the holders of the Company’s common stock as set forth on Schedule I hereto and, as of the Closing Date, shall include each Person who holds Common Stock upon exercise of the Options.

“Company” shall have the meaning set forth in the Preamble.

“Company Claim” shall have the meaning set forth in Section 5.13(b).

“Company Intellectual Property” shall have the meaning set forth in Section 3.4.

“Company Letters of Credit” shall have the meaning set forth in Section 2.13.

“Company Permits” shall have the meaning set forth in Section 3.17.

“Company Releasee” shall have the meaning set forth in Section 5.13(b).

“Company Releasor” shall have the meaning set forth in Section 5.13(b).

“Competing Transaction” shall have the meaning set forth in Section 5.3.

“Confidentiality Agreement” shall mean the Confidentiality & Non-Disclosure Agreement, executed as of February 7, 2007, between the Company and Parent relating to the transactions contemplated hereby.

“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the land, soil, substrata, sediment, drinking water, groundwater, surface water, air or other environmental media or terrestrial or aquatic biota to an extent that any Response Action is legally required by an Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Credit Suisse Pay-off Letter” shall mean the meaning set forth in Section 2.10(b)(v)(B).

“Designated Contacts” shall have the meaning set forth in Section 5.1(a).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Director Indemnification Agreements” shall mean the Director Indemnification Agreements between the Company and the Subsidiary and each member of the Company’s board of directors, in the form attached hereto as Exhibit B.

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement, as amended, modified or supplemented in accordance with Section 5.6(a) or Section 9.3.

“Dissenting Shares” shall have the meaning set forth in Section 2.8.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars, unless otherwise noted.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employees” shall have the meaning set forth in Section 5.8.

“Environmental Law” shall mean any federal, state or local statute, order, regulation or ordinance pertaining to the protection of the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the date hereof.

“Environmental Reports” shall have the meaning set forth in Section 3.13(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean HSBC Bank USA, a New York banking corporation, or another financial institution designated by the Representative and Parent.

“Estimated Cash” shall have the meaning set forth in Section 2.12(a).

“Estimated Merger Consideration” shall have the meaning set forth in Section 2.10(b).

“Estimated Working Capital” shall have the meaning set forth in Section 2.12(a).

“Final Cash” shall mean the final determination of Cash as reflected in the Final Closing Date Statement in accordance with Section 2.12(e).

“Final Closing Date Statement” shall have the meaning set forth in Section 2.12(e).

“Final Merger Consideration” shall have the meaning set forth in Section 2.12(b).

“Final Working Capital” shall mean the final determination of Working Capital as reflected in the Final Closing Date Statement in accordance with Section 2.12(e).

“Financial Statements” shall mean the following:

(a)           the audited consolidated financial statements of the Company and the Subsidiary as of December 31, 2005 and December 31, 2006 (including all notes thereto) which are included in the Disclosure Schedule consisting of the consolidated balance sheet at such date and the related consolidated statements of operations, changes in shareholders equity and comprehensive income and cash flows for the fiscal year then ended; and

(b)           the unaudited consolidated financial statements of the Company and the Subsidiary as of  April 30, 2007, which are included in the Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of earnings and cash flows for the four month period then ended.

“Foreign Governmental Approval” shall have the meaning set forth in Section 5.4(b).

“Fully-Diluted Outstanding Stock” shall mean the total number of shares of Common Stock outstanding (determined on a fully-diluted, as-if-exercised basis and assuming the exercise of all outstanding Options, whether or not exercised, exercisable or vested).

“Fully-Diluted Stockholder” means each holder of the Fully-Diluted Outstanding Stock (including the Options) as set forth on Schedule I hereto.

“Fully-Diluted Stockholder Proceeds” shall have the meaning set forth in Section 2.10(b).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Hazardous Substance” shall mean petroleum, any petroleum based product, polychlorinated biphenyls, asbestos, radon, mold, any hazardous, toxic or radioactive substance, material or waste as such terms are defined, listed or regulated under any Environmental Law, and any other contaminant, pollutant, substance, chemical, material or waste regulated pursuant to, or with respect to which liability may be imposed under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Interest Bearing Indebtedness” shall mean, with respect to any Person, and without duplication, any obligation of such Person for borrowed money, whether or not interest is charged, and further whether or not reflected on the face of the balance sheet contained in the Financial Statements, provided, that, Interest Bearing Indebtedness will exclude (i) all letters of credit and similar instruments, including Company Letters of Credit, (ii) any operating lease obligations, (iii) all intercompany indebtedness, obligations or liabilities, (iv) all hedging and similar obligations and liabilities relating to commodities used in the operation of the Company’s or the Subsidiary’s business and (v) any obligations, premiums or receivables relating to any captive insurance or other self-insurance policies or programs.

“Initial Closing Date Statement” shall have the meaning set forth in Section 2.12(a).

“Knowledge of the Company” shall mean the actual knowledge of Wilson J. Farmerie, Ronald J. McCormick and James S. Anderson.

“Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and the Subsidiary dated as of April 30, 2007, set forth in the Disclosure Schedule.

“Lease” shall have the meaning set forth in Section 3.16(a).

“Leased Real Property” shall have the meaning set forth in Section 3.16(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.10(d)(i).

“Liabilities” shall have the meaning set forth in Section 3.2(b).

“Lien” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Loss” or “Losses” shall mean any and all actually incurred out-of-pocket losses, liabilities, deficiencies, fines, costs, provable damages, penalties and expenses (including reasonable attorneys’ fees and expenses and litigation, settlement and judgment and interest costs), and any legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions but not including special, speculative, punitive, indirect, incidental, or consequential damages or damages relating to business interruption or lost profits (even if advised of the possibility thereof), or, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in the calculating the amount of any Losses.  All Losses shall be net of any other recoveries realized or to be realized by a Person and its Affiliates.

“Material Adverse Effect” shall mean any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations of the Company or the Subsidiary, taken as a whole, including without limitation, earthquakes, tornadoes, hurricanes, floods, fires, explosions, and acts of God which render one (1) or more of the Company’s plants to be inoperable and unlikely to be rendered operable within a period of not less than ninety (90) days; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect principally attributable to any of the following shall be disregarded:  (i) general economic, business, industry or financial market conditions (whether in the United States or internationally), including, without limitation conditions affecting generally the industries served by the Company and the Subsidiary; (ii) the taking of any action required or permitted by this Agreement or the Related Agreements; (iii) the entry into and announcement of this Agreement or pendency of the Merger, (iv) the breach of this Agreement or any Related Agreement by Parent or Merger Sub, (v) the taking of any action with the written approval of Parent, (vi) acts of war, sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in applicable laws, regulations or accounting rules, including GAAP or interpretations thereof; and (viii) any adverse change in or effect on the business of the Company and the Subsidiary that is cured by or on behalf of the Company before the earlier of the Closing Date and termination of this Agreement as set forth in Article VIII.

“Material Contracts” shall have the meaning set forth in Section 3.5.

“Measurement Time” shall mean (i) if the Closing Date is July 2, 2007, the close of business on June 30, 2007, or (ii) if the Closing Date is not July 2, 2007, the close of business on the Business Day immediately preceding the Closing Date.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of the Code.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall mean have the meaning set forth in Section 2.10(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Option Assignment Agreement” shall mean the outstanding options to purchase shares of Common Stock.

“Optionholder” and “Optionholders” means each of the holders of the Company’s Options as set forth on Schedule I hereto.

“Options” shall mean the outstanding options to purchase shares of Common Stock under the 2004 Stock Incentive Plan.

“Option Proceeds” shall mean the amount determined by multiplying (i) the number of unexercised Options outstanding immediately prior to the Closing by (ii) the exercise price for all of the Options in clause (i) as set forth on Schedule I hereto.

“Owned Real Property” shall have the meaning set forth in Section 3.16(b).

“Ownership Percentage” shall mean the percentage set forth opposite each Fully-Diluted Stockholder’s name on Schedule I hereto.

“Parent” shall have the meaning set forth in the Preamble.

“Per Option Merger Consideration” shall mean, with respect to each Option, the Per Share Common Stock Merger Consideration minus (b) the exercise price of such Option as set forth on Schedule I hereto.

“Per Share Common Stock Merger Consideration” shall mean, with respect to each share of Common Stock, the per share cash amount determined by dividing (A) the sum of: (i) the Fully-Diluted Stockholder Proceeds, (ii) the Option Proceeds and (iii) the Temporary Escrow Amount (less any distributions to Parent from such amount made in accordance with Section 2.12(g))  by (B) the Fully-Diluted Outstanding Stock.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Company and the Subsidiary as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which have been determined in good faith by the Company to be invalid and are being contested in good faith by appropriate proceedings; (c) to the extent disclosed in the Disclosure Schedule, pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) to the extent disclosed in the Disclosure Schedule, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (e) all matters of record which constitute “survey exceptions” and all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations, (f) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Company or the Subsidiary or any of their respective properties, (g) Liens securing the obligations of the Company or the Subsidiary under the Senior Credit Agreement, (h) Liens specifically identified as “Liens” in the Disclosure Schedule; and (i) Liens which are not material.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind (other than the Company or the Subsidiary).

“Referral Firm” shall have the meaning set forth in Section 2.12(e).

“Related Agreements” shall mean the Temporary Escrow Agreement, the Stockholder Support Agreements, the releases provided for by Section 5.13(b), the Confidentiality Agreement and any other contract which is or is to be entered into by the Company and/or the Fully-Diluted Stockholders at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Release” means, for purposes of Section 3.13 and related definitions, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like.

“Releasee” shall have the meaning set forth in Section 5.13(a).

“Releasor” shall have the meaning set forth in Section 5.13(a).

“Representative” shall mean The Jordan Company, L.P. who has been authorized and appointed under the Stockholder Support Agreements to act as the true and lawful attorney and representative for the Fully-Diluted Stockholders in connection with the transactions contemplated by this Agreement and the Related Agreements as provided therein.

“Response Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or occupied by the Company or the Subsidiary or any Release or threatened Release of Hazardous Substances.  Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Group” shall have the meaning set forth in Section 9.20.

“Senior Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of August 3, 2006, by and among The Techs Industries, Inc., a Delaware corporation, each of the Guarantors (as therein defined), the Lenders (as therein defined), National City Bank, as Syndication Agent, Wachovia Bank, National Association, as Co-Documentation Agent, Manufacturers Traders Trust Company, as Co-Documentation Agent, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders, as further amended, restated or otherwise modified from time to time and, in each case, all agreements and documents executed in connection therewith.

“Senior Lender” shall mean the lending institutions party to the Senior Credit Agreement.

“Senior Lender Pay-off Letter” shall have the meaning set forth in Section 2.10(b)(i).

“Series A Preferred Stock” shall have the meaning set forth in Section 3.1(b).

“Stock Units” shall mean the vested Stock Units as defined and determined in accordance with the Stock Unit Letter Agreement.

“Stock Unit Holder” shall mean Wilson J. Farmerie.

“Stock Unit Letter Agreement” shall mean the letter agreement between the Company and the Stock Unit Holder dated January 14, 2004, as amended.

“Stock Unit Pay-off Letter” shall have the meaning set forth in Section 2.10(b)(vii).

“Stockholder Support Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean The Techs Industries, Inc.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Target Working Capital” shall mean $24,954,000, calculated as set forth in Schedule II attached hereto.

“Tax Benefit Payments” shall mean, in relation to payments made pursuant to Section 2.10(b), as follows: (a) payments to Optionholders; (b) payment to the Stock Unit Holder under the Stock Unit Letter Agreement; (c) sale bonus payments to Employees; and (d) the amount of unamortized fees written off in connection with the payoff of the Senior Credit Agreement.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

“Temporary Escrow Agreement” shall mean the Temporary Escrow Agreement, dated the Closing Date among Parent, the Escrow Agent and the Representative, on behalf of the Fully-Diluted Stockholders, in the form of Exhibit C hereto.

“Temporary Escrow Amount” shall have the meaning set forth in Section 2.10(b)(iv).

“The Techs” shall mean The Techs, a Pennsylvania limited partnership.

“The Techs Note” shall mean the Subordinated Promissory Note dated June 30, 2006 and in the amount of $20,000,000 issued by the Subsidiary in favor of The Techs.

“The Techs Pay-off Letter” shall have the meaning set forth in Section 2.10(b)(ii).

“TJC Buy-Out and Termination Payments” means payments made in consideration of the buy-out and termination of the TJC Consulting Agreement.

“TJC Consulting Agreement” shall mean the TJC Management Consulting Agreement, dated as of January 14, 2004, by and between The Jordan Company, L.P. and The Techs Holdings, Inc.

“TJC Pay-off Letter” shall have the meaning set forth in Section 2.10(b)(v)(A).

“Transaction Tax Benefits” shall mean Tax benefits in an amount equal to (i) the aggregate amount of Tax Benefit Payments made by the Company and the Subsidiary in connection with the transactions contemplated by this Agreement and that are deductible for U.S. federal income tax purposes, multiplied by (ii) a combined marginal federal, state and local income tax rate of 40% (the “Combined Marginal Rate”), in each case assuming (a) the Company and the Subsidiary can currently fully utilize such Tax benefits against income taxes payable at the Combined Marginal Rate and (b) for state and local income Tax purposes, the Company and the Subsidiary can utilize such Tax benefits at the same time and in the same amounts as such parties can utilize such Tax benefits for U.S. federal income tax purposes; provided, however, that in no case shall the Transaction Tax Benefits exceed $9,000,000.

“Transaction Tax Benefits Notice” shall have the meaning set forth in Section 2.10(a)(iv).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Withholding Taxes” shall have the meaning set forth in Section 2.10(d)(vi).

“Working Capital” shall mean the amount by which (a) the aggregate current assets of the Company and the Subsidiary on a consolidated basis exceeds (b) the aggregate current liabilities of the Company and the Subsidiary on a consolidated basis, calculated in accordance with the calculation of Target Working Capital set forth on Schedule II and on a basis consistent with the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles currently used by the Company and the Subsidiary in its Financial Statements, provided, however, that (i) “current assets” shall exclude (A) all Cash of the Company and the Subsidiary, and (B) all deferred Tax assets (for clarity, up to $500,000 in respect of the overpayment of U.S. Federal Income Taxes shall be included in current assets), and (ii) “current liabilities” shall exclude (A) all amounts, fees and expenses paid or payable in accordance with Section 2.10(b) and including any related accruals or reserves therefor, (B) all deferred Tax liabilities, (C) Interest Bearing Indebtedness and any of the items excluded therefrom pursuant to clauses (i) through (v) of the definition thereof, (D) to the extent and limited to those obligations disclosed in the Disclosure Schedule, any deferred compensation, Benefit Plans or any termination, severance or similar obligation in respect of officers and employees (whether arising in connection with this Agreement, under applicable law, or otherwise), (E) all capital leases, (F) all mortgages, (G) all interest rate derivative, hedging, swap and similar obligations and liabilities, and (H) any reserves and accruals relating to litigation and claims set forth on Section 3.9 of the Disclosure Schedule.  For purposes of this definition, including the calculation of “current assets” and “current liabilities,” and Article II, the parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the transactions contemplated by this Agreement.

ARTICLE II

MERGER OF MERGER SUB INTO THE COMPANY

2.1                                 Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL.  Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.2                                 Closing.  The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019, at 10:00 A.M. on the latest of:  (i) July 2, 2007 or (ii) three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 6.3 and 7.3 or (iii) such other date, time and place as may be agreed by Parent, the Company and the Representative; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1.  The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

2.3                                 Effective Time.  Contemporaneously with the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

2.4                                 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5                                 Certificate of Incorporation and By Laws.  The certificate of incorporation and by laws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and by laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law.

2.6                                 Directors and Officers.  Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

2.7                                 Conversion of Shares.  At the Effective Time:

(a)                                  By virtue of the Merger and without any action on the part of any party:

(i)                                     Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(ii)                                  Each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and all rights in respect thereof, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the payment set forth in Section 2.10(c), in cash, payable to the holder thereof without interest, on the terms and subject to the conditions set forth in Section 2.10(d), and such shares shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(iii)                               Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(iv)                              Each issued and outstanding share of Series A Preferred Stock shall be redeemed as provided in this Agreement.

2.8                                 Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Common Stock Merger Consideration.  Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise are not entitled to appraisal of such shares of Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Per Share Common Stock Merger Consideration upon surrender in the manner provided in Sections 2.10 and 2.12(g), of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Common Stock.  The Fully-Diluted Stockholders who have voted in favor of the Merger, and not the Surviving Corporation, shall be responsible for any appraisal action under Section 262 of the DGCL brought by the holders of Dissenting Shares.

2.9                                 Options.  Schedule I contains the names of the holders of Options, the number of shares of the Common Stock that each such holder is entitled to purchase, and the exercise price for all such Options.  Schedule I will be provided within seven (7) days of the date of this

Agreement and may be updated from time to time prior to the Closing Date by written notice from Representative to Parent.  The board of the directors of the Company shall take all action necessary under the 2004 Stock Incentive Plan so that immediately prior to the Effective Time (i) each Option which is unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested and (ii) all Options shall be automatically cancelled for the Per Option Merger Consideration.

2.10                           Payment of Merger Consideration

(a)                                  For purposes of this Agreement, the “Merger Consideration” will be an aggregate amount equal to:

(i)                                     Three Hundred Sixty Million Dollars ($360,000,000);

(ii)                                  plus, Estimated Cash;

(iii)                               plus, the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital or minus, the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital; and

(iv)                              plus, an amount equal to the Transaction Tax Benefits set forth in a written notice to be delivered by the Company to Parent at least three (3) Business Days prior to the closing (the “Transaction Tax Benefits Notice”).  Parent shall have 24 hours following receipt of the Transaction Tax Benefits Notice to allege any non-conformance between the calculation of the Transaction Tax Benefits as set forth in the Transaction Tax Benefits Notice and the calculation as called for by this Agreement.

(b)                                 The Merger Consideration paid at Closing (the “Estimated Merger Consideration”) shall be set forth on the Initial Closing Date Statement and be subject to adjustment all as provided in Section 2.12.  Parent shall pay the Estimated Merger Consideration to the Company at the Closing and the Company shall apply the Estimated Merger Consideration as follows:

(i)                                     to pay all principal of, interest on, premium, if any, expenses and other amounts owing to the Senior Lender in respect of the Senior Credit Agreement (except for Company Letters of Credit pursuant to Section 2.13 and all derivative, hedging, swap and similar obligations and liabilities excluded from the definition of Interest Bearing Indebtedness), or such lesser amounts as negotiated between the Company and the Senior Lender, as such amounts are set forth in the pay-off, discharge and release letter in form and substance reasonably acceptable to Parent executed by the Senior Lender and delivered to the Company and Parent at the Closing (the “Senior Lender Pay-off Letter”);

(ii)                                  to pay all principal of, interest on, premium, if any, expenses and other amounts owing to The Techs in respect of The Techs Note, or such lesser amounts as negotiated between the Company and The Techs, as such amounts are set forth in the pay-off, discharge and release letter in form and substance reasonably acceptable to Parent executed by The Techs and delivered to the Company and Parent at the Closing (the “The Techs Pay-off Letter”);

(iii)                               to pay the redemption price, including all accrued and unpaid dividends through the Closing Date, in respect of the Company’s Series A Preferred Stock redeemed in accordance with Section 2.11;

(iv)                              to pay and deposit two million dollars ($2,000,000) (the “Temporary Escrow Amount”) to the escrow account established pursuant to the Temporary Escrow Agreement;

(v)                                 to pay (A) all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby under the TJC Consulting Agreement, including the TJC Buy-Out and Termination Payments, as such amounts are set forth in the pay-off, discharge and release letter in form and substance reasonably acceptable to Parent executed by The Jordan Company, L.P. and delivered to the Company and Parent at the Closing (the “TJC Pay-off Letter”), (B) fees and expenses to Credit Suisse Securities (USA) LLC as investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby, as set forth in the pay-off letter executed by Credit Suisse Securities (USA) LLC and delivered to the Company and Parent at the Closing (the “Credit Suisse Pay-off Letter”), and (C) any other investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby;

(vi)                              to pay transaction fees and expenses incurred or payable by or on behalf of the Company or the Subsidiary in connection with this Agreement and the transactions contemplated hereby in accordance with this Agreement, including those of all attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company or the Subsidiary in connection with this Agreement and the transactions contemplated hereby and any other amounts payable in connection with the consummation of the transactions contemplated hereby;

(vii)                           to pay amounts owing to the Stock Unit Holder pursuant to the Stock Unit Letter Agreement as set forth in the pay-off, discharge and release letter in form and substance reasonably acceptable to Parent executed by the Stock Unit Holder and delivered to the Company and Parent at the Closing (the “Stock Unit Pay-off Letter”);

(viii)                        to pay any sale bonus payments to Employees payable in connection with the Merger; and

(ix)                                to pay the remainder of the Estimated Merger Consideration after deduction of the amounts set forth in clauses (b)(i) through (b)(viii) above (the “Fully-Diluted Stockholder Proceeds”) to the Representative for distribution in accordance with Section 2.10(c).

This Agreement does not constitute an obligation of the Company to pay in full any obligations of the Company for which separate pay-off amounts have been negotiated.  Each of the foregoing payments shall be made by the wire transfer of immediately available funds to such account or accounts as are indicated by the Representative in a “funds flow memo” to be delivered to Parent on or prior to the Closing Date.

(c)                                  At the Closing, the Representative shall pay out of the Fully-Diluted Stockholder Proceeds, to the extent available and on a pro rata basis, (i) to each Common Stockholder, the Per Share Common Stock Merger Consideration (for clarity, exclusive of the amount contributed to the Temporary Escrow Amount in respect of such Common Stockholder) for each share of Common Stock held by such Common Stockholder and (ii) to each Optionholder the Per Option Merger Consideration (for clarity, exclusive of the amount contributed to the Temporary Escrow Amount in respect of such Optionholder) for each Option held by such Optionholder  and surrendered to the Representative, in accordance with Section 2.10(d).

(d)                                 The Company and the Representative shall comply with the following provisions applicable to payment of the Per Share Common Stock Merger Consideration and the Per Option Merger Consideration:

(i)                                     Prior to the Effective Time, the Company will mail or will cause to be mailed to each record holder of Certificates and Options a letter of transmittal in form and substance reasonably satisfactory to Parent and the Company (the “Letter of Transmittal”) which shall specify that delivery shall be effected only upon proper delivery of the Certificates or an option assignment agreement (“Option Assignment Agreement”), as applicable, together with such Letter of Transmittal properly completed and duly executed, to the Representative, and instructions for use in (1) surrendering such Certificates and receiving the Per Share Common Stock Merger Consideration in respect of the Common Stock evidenced thereby and (2) executing such Option Assignment Agreement and receiving the aggregate Per Option Merger Consideration in respect of the Options.  Upon the surrender of each such Certificate or delivery of an Option Assignment Agreement, as applicable, a properly completed and duly executed Letter of Transmittal and a duly executed Stockholder Support Agreement, the Representative shall pay the holder of such Certificate or Option an amount from the Fully-Diluted Stockholder Proceeds as determined in accordance with Section 2.10(c), in consideration therefor, and such Certificate or Option, as applicable, shall forthwith be cancelled.  Until so surrendered, each such Certificate or Option (other than Certificates representing Common Stock held by the Company or the Subsidiary of the Company or held in the treasury of the Company) shall represent solely the right to receive the Per Share Common Stock Merger Consideration or Per Share Option Consideration relating thereto.

(ii)                                  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Representative, they shall be surrendered and cancelled as provided in this Article II.  If, after the Effective Time, Option Assignment Agreement are delivered to the Surviving Corporation or the Representation, the underlying Options shall be assigned and cancelled, as provided in this Article II.

(iii)                               No interest shall accrue or be paid on the cash payable upon the delivery of Certificates, Option Assignment Agreements or Letters of Transmittal.  Neither the Representative nor any party hereto shall be liable to a Common Stockholder or Optionholder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(iv)                              The Representative will deliver or will cause to be delivered to the Surviving Corporation, surrendered Certificates or Option Assignment Agreements and Letters of Transmittal.  Common Stockholders or Optionholders will be entitled to look only to the Representative for payment of their claims for the consideration set forth in this Section 2.10, without interest thereon.

(v)                                 In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Representative will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article II.

(vi)                              Prior to the Closing Date, the Representative and Parent shall cooperate in determining the need to deduct and withhold from payments payable to a holder of a Certificate or Option any withholding and stock transfer taxes and such other amounts as are required to be withheld under the Code or any applicable provision of state, local or foreign tax law (collectively, the “Withholding Taxes”).  To the extent that Withholding Taxes are required to be deducted or withheld, the Company shall reduce by the amount of such Withholding Taxes the Fully-Diluted Stockholder Proceeds paid to the Representative for distribution pursuant to Section 2.10(c), and such deducted or withheld amounts shall be treated for all purposes of this Agreement (including determination of Cash and Working Capital) as having been paid to the holder of the Certificate or Option in respect of which such deduction or withholding was made.  The Company shall provide to the Representative, on behalf of the holder of such Certificate or Option, written notice of any Withholding Taxes so deducted or withheld.  Any Withholding Taxes so withheld shall be paid by the Surviving Corporation to the appropriate taxing authorities.

(vii)                           If payment of any portion of the Merger Consideration in respect of the Common Stock is to be made to a Person other than the Person in whose name a surrendered certificate of Common Stock is registered, it shall be a condition to such payment that the certificate of Common Stock so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Representative that such Taxes either have been paid or are not payable.

2.11                           Redemption.  At the Closing, the Company shall redeem in full the Company’s Series A Preferred Stock and each Person who is a holder of such capital stock shall deliver to the Company the certificates evidencing their shares of Preferred Stock, as applicable, and the Company shall cancel such certificates upon such redemption in full.

2.12                           Merger Consideration Adjustment.

(a)                                  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Initial Closing Date Statement”), executed by the Company, setting forth good faith estimates of (i) Cash as of the Measurement Time (the “Estimated Cash”) and (ii) Working Capital as of the Measurement Time (the “Estimated Working Capital”).

(b)                                 Subsequent to the Closing and subject to Section 2.12(g), the Estimated Merger Consideration shall be increased or decreased as follows:

(i)                                     minus the amount (if any) by which Estimated Cash exceeds the Final Cash, or plus the amount (if any) by which Final Cash exceeds Estimated Cash; and

(ii)                                  minus the amount (if any) by which the Estimated Working Capital exceeds the Final Working Capital, or plus the amount (if any) by which Final Working Capital exceeds Estimated Working Capital.

The Estimated Merger Consideration, as so increased or decreased in accordance with this Section 2.12(b), shall be the “Final Merger Consideration” hereunder.

(c)                                  As soon as reasonably practicable, but not later than thirty (30) calendar days after the Closing Date, the Representative shall (i) prepare a statement of the calculation of Cash and Working Capital, in each case as of the Measurement Time, together with calculations of the Final Merger Consideration (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to Parent.  The Closing Date Statement shall be prepared in accordance with GAAP applied on a basis consistent with the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles used in the Financial Statements.

(d)                                 In connection with the preparation of the Closing Date Statement, Parent shall permit the Representative and its representatives reasonable access to books and records, personnel, and facilities of the Company to permit it to prepare the Closing Date Statement.  Parent shall have the right to review the work papers of the Representative underlying or utilized in preparing the Closing Date Statement and the calculation of the Final Merger Consideration to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing Date Statement and calculation of the Final Merger Consideration in conformity with this Agreement.

(e)                                  Within thirty (30) calendar days after its receipt of the Closing Date Statement, Parent shall either inform the Representative in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a specific description of each of its objections.  If Parent so objects and the parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after the Representative’s receipt of Parent’s objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by Deloitte & Touche LLP or another mutually agreed accounting firm (the “Referral Firm”).  Parent shall make available to the Representative (upon request following the giving of any objection to the Closing Date Statement) the workpapers of Parent generated in connection with its review of the Closing Date Statement.  Upon the agreement of the parties, the decision of the Referral Firm or if Parent fails to deliver an objection to the Representative within the first 30-day period referred to above, then the Closing Date Statement, as so adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the parties hereto. The statements of Cash and Working Capital set forth in the Final Closing Statement shall be the “Final Cash” and “Final Working Capital” for all purposes hereunder.

(f)                                    In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 2.12, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Parent or the Representative, (iii) shall limit its decision to such items as are in dispute and (iv) shall make its determination based solely on presentations by Parent and the Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review).  The fees and expenses of the Referral Firm shall be allocated between Parent and the Representative in such a way that (i) Parent shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Referral Firm that are resolved against Parent (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the disputed items so submitted and (ii) the Representative shall be responsible for the remaining amount of fees and expenses, which such amount shall be paid out of the Temporary Escrow Amount.  In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Parent and the Representative in accordance with such allocation methodology, such determination to be final and binding on both Parent and the Representative.

(g)                                 Promptly after their receipt of the Final Closing Date Statement, the Representative and Parent shall compute the difference, if any, between the Estimated Merger Consideration and the Final Merger Consideration.  If the Estimated Merger Consideration exceeds the Final Merger Consideration, then Parent shall be entitled to receive, promptly and in any event within five (5) Business Days, from the Fully-Diluted Stockholders (in accordance with their Ownership Percentages) an amount in cash equal to such excess amount, plus interest at the rate of five percent 5% per annum from the Closing Date to the date of payment, to be paid solely out of the Temporary Escrow Agreement.  PARENT AGREES THAT ITS SOLE SOURCE OF RECOVERY UNDER THIS SECTION 2.12 SHALL BE LIMITED TO, AND SHALL NOT EXCEED IN THE AGGREGATE, THE TEMPORARY ESCROW AMOUNT.  If the Estimated Merger Consideration is less than the Final Merger Consideration, the Representative shall be entitled to receive, promptly and in any event within five (5) Business Days, from Parent an amount in cash equal to such deficiency, plus interest at the rate of five percent 5% per annum from the Closing Date to the date of payment, which amount will be distributed by the Representative to the Fully-Diluted Stockholders in accordance with their Ownership Percentages.

(h)                                 The parties agree that the purpose of preparing the Closing Date Statement hereunder is to measure the Cash and Working Capital as of the closing of business on the Business Day immediately preceding the Closing Date in accordance with GAAP applied on a basis consistent with the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles used in the preparation of the calculation of Target Working Capital and the Initial Closing Date Statement.

2.13                           Letters of Credit.  With regard to letters of credit or similar financial guaranties issued under the Senior Credit Agreement and outstanding at the Closing Date (collectively, the “Company Letters of Credit”), Parent will either, at the Closing, (a) arrange for the issuance of replacement letters of credit therefor that are reasonably satisfactory in form and substance to the beneficiaries of the Company Letters of Credit so that such beneficiaries fully release and discharge the Company Letters of Credit to the satisfaction of the Senior Lender under the Senior Credit Agreement, or (b) arrange for the issuance of additional letters of credit to support and back-up the Company Letters of Credit to the reasonable satisfaction of the Senior Lender under the Senior Credit Agreement, in either case, such that the Senior Lender under the Senior Credit Agreement will release and discharge the Company and the Subsidiary under the Senior Credit Agreement even though the Company Letters of Credit remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the Disclosure Schedule. The disclosures set forth in the Disclosure Schedule shall qualify only the disclosure under the section number referred to or cross-referenced in the Disclosure Schedule.

3.1                                 Due Incorporation; Capitalization.

(a)                                  The Company and the Subsidiary are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company and the Subsidiary has all requisite power and authority to own and operate its respective assets and properties as they are now being owned and operated.  The jurisdictions in which the Company and the Subsidiary are qualified to do business as foreign corporations are set forth in Schedule 3.1 of the Disclosure Schedule, and constitute all of the jurisdictions in which the conduct or nature of the Company’s and the Subsidiary’s business makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect.  The Subsidiary is wholly-owned by the Company.  The Company does not own any equity interest in any Person other than the Subsidiary.

(b)                                 The entire authorized capital stock of the Company is 210,000 shares consisting of (A) 10,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (B) 200,000 shares of Serial Preferred Stock, par value $0.01 per share, of which 81,000 shares have been designated as 13% Series A Redeemable Cumulative Preferred Stock (the “Series A Preferred Stock”).  Of such authorized shares, (A) 5,009.83172 shares of Common Stock are issued and outstanding and (B) 81,000 shares of Series A Preferred Stock are issued and outstanding. The Company has reserved 347.59358 shares of Common Stock for grant and issuance pursuant to the Company’s 2004 Stock Incentive Plan, 267.15775 of which have been granted and 80.43583 of which are available for future grant as of the date hereof.  Of the 267.15775 Options that have been granted as of the date hereof, 217.99915 Options are currently outstanding and the remainder have been exercised or cancelled.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable.  No shares were issued in violation of the preemptive rights of any shareholder.  Except as set forth above or in Schedule I and Schedule 3.1 of the Disclosure Schedule, there are no options, warrants, rights, convertible securities or other agreements or commitments obligating the Company or the Subsidiary to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of the Company or the Subsidiary or to make any payments in respect of the value of any shares of the Company or the Subsidiary.

(c)                                  When delivered, Schedule I will accurately list the owners and holders of the Common Stock, the Series A Preferred Stock, and the number of shares held. Schedule I will further accurately list the holders of Options, the number of shares of Common Stock that each holder is entitled to purchase, and the exercise price.

3.2                                 Financial Statements.

(a)                                  The Financial Statements set forth in Schedule 3.2 of the Disclosure Schedule have been prepared in accordance with GAAP, consistently applied (except as set forth in the footnotes attached thereto) and present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiary as of the dates thereof and the results of operations and cash flows of the Company and the Subsidiary for the periods covered thereby, except that interim financial statements omit footnotes and are subject to year-end adjustments and accruals.

(b)                                 Except as set forth in Schedule 3.2 of the Disclosure Schedule or in the Financial Statements, the Company has no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP, consistently applied (the “Liabilities”), except (i) Liabilities disclosed in the Disclosure Schedule, (ii) Liabilities incurred in the ordinary and usual course of business since the date of the Latest Balance Sheet, (iii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement and the Related Agreements that are to be paid or are directed to be paid pursuant to Section 2.10(b), and (iv) Liabilities reflected on the Audited Balance Sheet and the Latest Balance Sheet (including to the extent reserved therefor therein) or disclosed in the notes thereto and (v) Liabilities that, individually or in the aggregate, do not exceed $1,000,000.

3.3                                 Title to Properties.  Except as disclosed in Schedule 3.3 of the Disclosure Schedule, the Company and the Subsidiary have good and marketable title to, or a valid leasehold interest in, each of its assets reflected in the Financial Statements, free and clear of any Lien, except for Permitted Liens.

3.4                                 Intellectual Property.  Schedule 3.4 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the patents and patent applications, trademark registrations and applications and registered copyrights that are owned by the Company and material to the Company’s business (“Company Intellectual Property”).  Except as disclosed in Schedule 3.4 of the Disclosure Schedule:  (a) neither the Company nor the Subsidiary has granted any license to a third party or agreed to pay to or receive from a third party any royalty in respect of any of such Company Intellectual Property; and (b) to the Knowledge of the Company, there are no pending claims, proceedings or litigation alleging infringement or misappropriation by the Company or the Subsidiary of any third party patent or trademark rights, except where such claims, proceedings or litigation would not have a Material Adverse Effect.

3.5                                 Contracts.  Schedule 3.5 of the Disclosure Schedule contains an accurate list as of the date of this Agreement of all the Contracts of the following types to which the Company or the Subsidiary is a party or to which any of its assets or properties is subject (the “Material Contracts”):

(a)                                  any collective bargaining agreement with respect to its employees;

(b)                                 any Contract with any officer, employee, consultant, director, stockholder or other Affiliate;

(c)                                  any Contract that obligates the Company or the Subsidiary not to compete with another Person;

(d)                                 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

(e)                                  other than those agreements being paid or discharged in accordance with Section 2.10, any Contract which involves the payment or receipt of an amount in excess of $1,000,000;

(f)                                    other than those agreements being paid or discharged in accordance with Sections 2.10(b)(i) and (ii), any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of Interest Bearing Indebtedness by the Company or the Subsidiary;

(g)                                 any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets;

(h)                                 any partnership or joint venture agreement; and

(i)                                     any Contract under which the consequences of a default or termination would have a Material Adverse Effect.

(j)                                     The Material Contracts are legal, valid, binding, enforceable and in full force and effect.  Neither the Company nor the Subsidiary, nor, to the Knowledge of the Company, any other party thereto is in default under any Material Contract.

3.6                                 Insurance.  Schedule 3.6 of the Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by the Company or the Subsidiary.

3.7                                 Employee Benefit Plans.

(a)                                  General.  Except as set forth in Schedule 3.7(a) of the Disclosure Schedule, neither the Company nor the Subsidiary maintains:

(i)                                     any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan, referred to collectively hereinafter as “plans”; or

(ii)                                  any retirement or deferred compensation plan, incentive compensation plan, stock plan, share appreciation right, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, health benefit plan, profit sharing plan, death or disability plan or any other fringe benefit arrangements (referred to collectively hereinafter as “fringe benefit arrangements”) for any employee, director, consultant or agent.

(b)                                 Plan Documents and Reports.  A true and correct copy of each of the material documents embodying the plans and fringe benefit arrangements set forth in Schedule 3.7(b) of the Disclosure Schedule (collectively, the “Benefit Plans”) has been made available to Parent and Merger Sub.  A true and correct copy of the most recent annual report, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable, has been made available to Parent and Merger Sub by the Company.

(c)                                  Compliance With Laws; Liabilities.  As to all Benefit Plans that are intended to be qualified under Section 401(a) of the Code, each such Benefit Plan is the subject of a favorable determination letter from the Internal Revenue Service or a request for a favorable determination letter has been timely filed with the Internal Revenue Service.  Except as set forth in Schedule 3.7(c) of the Disclosure Schedule, (i) all Benefit Plans comply in all material respects with the requirements of law applicable thereto; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending involving any Benefit Plan; (iii) the Company has no liability under any Benefit Plan for providing health or medical benefits after an Employee’s termination of employment, whether voluntary or involuntary, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable law; (iv) the Company and the Subsidiary have not engaged in any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Benefit Plan which would result in a Material Adverse Effect; (v) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made on a timely basis in accordance with applicable law; (vi) there are no inquiries or proceedings pending or, to the knowledge of the Company nor the Subsidiary, threatened by the Internal Revenue Service, the U.S. Department of Labor, or by any other governmental authority; and (vii) neither the Company nor the Subsidiary is bound by a collective bargaining or labor agreement, or any individual employment contract or agreement, to maintain any plan described in either Section 3.7(a)(i) or 3.7(a)(ii) above.

(d)                                 Multiemployer Plans; Defined Benefit Pension Plans. Except as listed in Section 3.7(d) of the Disclosure Schedule, neither the Company nor the Subsidiary (nor any entity which is under common control with Company or Subsidiary, within the meaning of §4001(b) of ERISA) maintains, sponsors, participates in, or contributes to any Multiemployer Plan and/or any defined benefit pension plan subject to Title IV of ERISA and has not maintained, sponsored or contributed to any such plans during the six year period ending on the Effective Time.

(e)                                  409A Plans.  Except as listed in Schedule 3.7(e) of the Disclosure Schedule, neither the Company nor the Subsidiary maintains, or sponsors any nonqualified deferred compensation plan subject to 409A of the Code. With respect to any such nonqualified deferred compensation plan listed in Schedule 3.7(e) of the Disclosure Schedule, (i) such plan has been operated in good faith with 409A of the Code and the guidance issued thereunder, and (ii) the transaction contemplated by this Agreement will not result in 409A of the Code imposing any tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to 409A(a)(1)(B) of the Code.

(f)                                    Payments or Funding Resulting from this Transaction.  Except as set forth in Schedule 3.7(f) of the Disclosure Schedule, neither Company nor the Subsidiary will have any obligations that arise as a result of the transaction contemplated by this Agreement to make severance, deferred compensation, or other payments to employees or former employees, or will have any obligation to fund or further fund any material deferred compensation arrangement that has previously been unfunded or only partially unfunded.

(g)                                 Current Funding of Benefit Plans.  Except as set forth in Schedule 3.7(g) of the Disclosure Schedule, all contributions to all Benefit Plans have been made in accordance with applicable law and the terms of the Benefit Plans (or have been properly accrued) and all material fees, premiums, and charges for administration, insurance, reinsurance or other obligation directly or indirectly related to the Benefit Plans have been fully paid (or properly accrued) and any such contract, insurance policy or reinsurance policy is in full force and effect.

(h)                                 Absence of Change of Control Agreements.  Except as set forth in Schedule 3.7(h) of the Disclosure Schedule, neither the Company nor the Subsidiary (i) is a party to any agreement that provides for the making of any payment that would be considered a “parachute payment” under §280G of the Internal Revenue Code, (ii) is otherwise obligated to make any payment that would be considered a “parachute payment” under §280G of the Internal Revenue Code, or (iii) has made, in the three (3) year period ending in the Effective Time, any payment that was or is considered a “parachute payment” under §280G of the Code.

3.8                                 Taxes.  Except as set forth in Schedule 3.8 of the Disclosure Schedule,

(a)                                  all income Tax Returns required to be filed by or with respect to the Company and the Subsidiary have been timely filed, and such Tax Returns are complete and correct in all material respects; all Taxes required to be paid on or prior to the date hereof pursuant to those Tax Returns, have been timely paid (other than those Taxes, if any, that are listed in Schedule 3.8 of the Disclosure Schedule, and are being actively contested by the Company or the Subsidiary in good faith and by appropriate proceedings and as to which adequate reserves, under GAAP, have been provided for in the Audited Balance Sheet and the Latest Balance Sheet);

(b)                                 all material Taxes required to be withheld on or prior to the date hereof by the Company and the Subsidiary have been withheld and, to the extent required, have been paid over to the proper taxing authorities; and

(c)                                  with respect to each taxable period of the Company and the Subsidiary ending prior to the date of this Agreement, (i) the Tax Returns filed by the Company and the Subsidiary with respect to such period have either not been audited or have been audited and such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (ii) the time for assessing Taxes with respect to such taxable period has closed and such taxable period is not subject to review by any taxing authority.

3.9                                 Litigation.  Schedule 3.9 of the Disclosure Schedule sets forth each instance in which the Company or the Subsidiary (a) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge, or (b) is a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or (c) to the Knowledge of the Company, is threatened to be made a party to any such action and, in the case of either clauses (a), (b) or (c), which would reasonably be expected to result in damages in excess of $1,000,000.

3.10                           Brokers and Finders.  The Company has not used any broker or finder in connection with the transactions contemplated hereby other than (a) TJC Management Corp., whose fees and expenses shall be paid pursuant to Section 2.10(b)(v)(A) and (b) Credit Suisse Securities (USA) LLC whose fees and expenses shall be paid pursuant to Section 2.10(b)(v)(B).

3.11                           Due Authorization.  The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of the Company and no other corporate actions or proceedings on the part of the Company are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL).  The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes the legal, valid and binding obligation of the Company, and the Company’s and Representative’s Related Agreements, upon execution and delivery by the Company, will constitute legal, valid and binding obligations of the Company in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.12                           Consents and Approvals; Governmental Authority Relative to This Agreement.  Except for (a) filings under Section 2.3, (b) filings under the HSR Act, (c) the Foreign Governmental Approvals and (d) as set forth on Schedule 3.12 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated by this Agreement will not (i) violate any law, regulation, judgment, or order of any Governmental Authority applicable to the Company or the Subsidiary; (ii) require any filing or registration by the Company or the Subsidiary with, or consent or approval with respect to the Company or the Subsidiary of, any Governmental Authority; (iii) violate or conflict with the Certificate of Incorporation or by-laws of the Company; (iv) constitute a default under or give rise to a right of termination, cancellation, or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or the Subsidiary pursuant to a Material Contract; or (v) result in the creation of any Lien on any asset of the Company or the Subsidiary; except in the case of clauses (i) through (v), where any such filing, registration, notice, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have reasonably be expected to result in a loss of $1,000,000 or more.

3.13                           Environmental Matters.

(a)                                  The Company and the Subsidiary’s existing Phase I and Phase II Environmental Reports are set forth on Schedule 3.13 of the Disclosure Schedule (the “Environmental Reports”), portions of which have been made available for inspection by Parent. Except as described in Schedule 3.13 of the Disclosure Schedule or in the Environmental Reports:

(i)                                     to the Knowledge of the Company, the Company and the Subsidiary are in compliance with all applicable Environmental Laws, including without limitation, the possession of all permits, licenses and authorizations required under applicable Environmental Laws; and compliance with their terms and conditions, except to the extent such noncompliance would not have a Material Adverse Effect;

(ii)                                  neither the Company nor the Subsidiary has received notice of, nor is there, to the Knowledge of the Company, threatened against the Company or the Subsidiary, any civil, criminal or administrative suit, claim, action, proceeding or investigation under any Environmental Law relating to any property or facility owned, operated or leased, by any of them or any of their predecessors for which the Company or the Subsidiary has any or may be deemed to have any liability, except to the extent that any such matter would not have a Material Adverse Effect;

(iii)                               neither the Company nor the Subsidiary has received from any Governmental Authority written notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances; and

(iv)                              except to the extent such Contamination would not have a Material Adverse Effect, to the Knowledge of the Company, no portion of any property currently owned, leased or occupied by the Company or the Subsidiary is Contaminated.

3.14                           Absence of Changes.  Except as disclosed in Schedule 3.14 of the Disclosure Schedule, since December 31, 2006, except as otherwise expressly contemplated by this Agreement, the Company and the Subsidiary have not sustained any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development, or state of circumstances or facts that, individually or in the aggregate, would have a Material Adverse Effect.

3.15                           Labor Relations; Compliance.  Neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor contract.  Except as set forth on Schedule 3.15 of the Disclosure Schedule, there is not presently pending or existing and, to the Knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company or the Subsidiary relating to the alleged violation of any laws or governmental regulations pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (c) any application for certification of a collective bargaining agent.

3.16                           Real Property.

(a)                                  Leased Real Property.  Schedule 3.16(a) of the Disclosure Schedule contains a list and brief description of all leases (each, a “Lease”) pursuant to which the Company or the Subsidiary leases real property as tenant (“Leased Real Property”).  Each Lease is legal, valid, binding, enforceable and in full force and effect.  Neither the Company nor the Subsidiary, nor, to the Knowledge of the Company, any other party is in default under any Lease.

(b)                                 Owned Real Property.  Schedule 3.16(b) of the Disclosure Schedule contains a list and brief description of all real property owned by the Company or the Subsidiary (the “Owned Real Property”).  Except as set forth on Schedule 3.16(b) of the Disclosure Schedule, the Subsidiary has good and marketable fee simple title to all of the Owned Real Property, free and clear of any Lien other than Permitted Liens.

(c)                                  No Proceedings.  There are no condemnation, eminent domain or other similar proceedings pending, or to the Knowledge of the Company, threatened, that affect any portion of the Owned Real Property or the Leased Real Property.

3.17                           Compliance with Applicable Laws; Permits.  Except as set forth in Schedule 3.17 of the Disclosure Schedule,

(a)                                  The Company and the Subsidiary and their relevant personnel and operations are in material compliance with all applicable laws, including those relating to occupational health and safety.  Neither Company nor the Subsidiary has received any written communication during the past three (3) years from a Governmental Authority that alleges that the Company or the Subsidiary is not in compliance in any material respect with any applicable law.

(b)                                 The Company and the Subsidiary have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Company Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted; and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both any such Company Permit.  There is no event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit which is not readily replaceable and would reasonably be expected to adversely affect the Company’s operations in any material respect.

3.18                           Absence of Interest Bearing Indebtedness.  After taking into account payment of the amounts described in Section 2.10(b), the Company will have no obligation for Interest Bearing Indebtedness on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1                                 Due Incorporation.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Indiana and Delaware respectively with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.  All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

4.2                                 Due Authorization.  Each of Parent and Merger Sub has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Parent and Merger Sub, as applicable, of this Agreement and its Related Agreements have been duly authorized by all necessary corporation or other action of Parent and Merger Sub.  Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub and its Related Agreements, upon execution and delivery by Parent and Merger Sub, as applicable, will constitute legal, valid and binding obligations of Parent and Merger Sub, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3                                 Consents and Approvals; No Violations.  Except for (a) filings under Section 2.3, (b) filings under the HSR Act and (c) the Foreign Governmental Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any Governmental Authority applicable to Parent or Merger Sub; (ii) require any filing or registration by Parent or Merger Sub with, or consent or approval with respect to Parent or Merger Sub of, any Governmental Authority; (iii) violate or conflict with or result in a breach or default under any Contract to which Parent or Merger Sub. is a party or by which Parent or Merger Sub or any of their assets or properties are bound; or (iv) violate or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a material adverse effect on Parent or Merger Sub or their respective ability to perform their obligations under this Agreement and their Related Agreements.  Parent shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act and Foreign Governmental Approvals.

4.4                                 Parent’s and Merger Sub’s Examination.  Parent, Merger Sub and their representatives have received or been given access to information concerning the Company and the Subsidiary and have further received certain information requested by them.  Parent, Merger Sub and their representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of the Company and the Subsidiary in connection with the determination by Parent and Merger Sub to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby.

4.5                                 Broker.  Neither Parent nor Merger Sub is committed to pay any brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement.

4.6                                 Investigation; Limitation on Warranties.

(a)                                  Parent and Merger Sub acknowledge and agree that neither the Company nor the Subsidiary, nor any other Person acting on behalf of the Company or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Subsidiary or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.  Parent and Merger Sub further agree that no Fully-Diluted Stockholder or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution or use by Parent, the Surviving Corporation, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives of any such information, including the Confidential Descriptive Memorandum prepared by Credit Suisse Securities (USA) LLC, dated March 2007 and any legal opinions, memoranda, summaries or any other information, document or material made available to Parent or its Affiliates or representatives in certain “data rooms,” management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement.

(b)                                 Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties of the Company expressly set forth in Article III hereof, the capital stock of the Company is being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.  Each of Parent and Merger Sub acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, by any Person, except for the representations and warranties of the Company expressly set forth in Article III hereof.

(c)                                  In connection with Parent’s and Merger Sub’s investigation of the Company and the Subsidiary, Parent and Merger Sub have received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiary and certain business plan information of the Company and the Subsidiary.  Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent and Merger Sub shall have no claim against any Fully-Diluted Stockholder or any other Person with respect thereto.  Accordingly, the Company makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

4.7                                 Available Funds.  Parent has sufficient cash resources on hand in an aggregate amount sufficient to pay in cash any and all amounts required to be paid by it and Merger Sub pursuant to this Agreement, including the Merger Consideration and all fees and expenses related to the transactions contemplated by this Agreement to be paid by Parent or Merger Sub.

4.8                                 Solvency.  Immediately after giving effect to the Closing and the transactions contemplated by this Agreement, the Surviving Corporation and the Subsidiary shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and the Subsidiary shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Subsidiary.

4.9                                 Acquisition for Investment.  The capital stock of the Surviving Corporation acquired by Parent pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Parent will not offer to sell or otherwise dispose of such stock so acquired by it in violation of any of the registration requirements of the Securities Act or any comparable state Law.  Parent is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.

4.10                           Plant Closings and Mass Lay-Offs.  Parent does not currently plan any plant closings, reductions in force or terminations that, in the aggregate, would constitute a mass lay-off of the employees of the Company and the Subsidiary under or any similar federal, state or local statute or ordinance.

ARTICLE V

COVENANTS

5.1                                 Access to Information and Facilities.

(a)                                  From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, the Company shall give Parent and Merger Sub and Parent’s and Merger Sub’s representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Company and the Subsidiary, and shall make the officers and employees of the Company and the Subsidiary available to Parent and Merger Sub and their representatives as Parent, Merger Sub and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or the Subsidiary to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any Contract to which the Company or the Subsidiary is bound or any applicable law or regulation; provided, further that all requests for access shall be directed to Credit Suisse Securities (USA) LLC or as otherwise set forth in the Confidentiality Agreement (the “Designated Contacts”); provided, however, that nothing herein shall require the Company to provide access or to disclose any information to Parent if such access or disclosure (i) would cause significant competitive harm to the Company or the Subsidiary if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable laws or regulations of any Governmental Authority (including the HSR Act and other anti-competition laws) or the provisions of any agreement to which the Company or the Subsidiary is a party.  Other than the Designated Contacts or as expressly provided in the preceding sentence, Parent is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of the Company or the Subsidiary prior to the Closing without the prior written consent of the Company.

(b)                                 Parent, Merger Sub and their representatives shall treat and hold strictly confidential any Confidential Information in accordance with the terms of the Confidentiality Agreement.

5.2                                 Conduct and Preservation of Business.

(a)                                  From the date of this Agreement until the Closing Date, other than as specifically contemplated by this Agreement or with the prior consent of Parent (such consent not to be unreasonably withheld or delayed), (i) the Company and the Subsidiary and the business of the Company and Subsidiary shall be operated in the ordinary and usual course of business and consistent with past practice, and (ii) the Company shall use commercially reasonable efforts to preserve the current relationships of the Company and the Subsidiary with customers, suppliers and other persons with which the Company or the Subsidiary has significant business relations.

(b)                                 Without limiting the generality of the foregoing, the Company and the Subsidiary shall not, other than as specifically contemplated by this Agreement or with the prior consent of Parent (which shall not be unreasonably withheld or delayed),

(i)                                     amend their respective certificates of incorporation or by-laws;

(ii)                                  sell, lease, transfer, assign or otherwise dispose of any assets, other than the disposition of inventory in the ordinary course of business consistent with past practice;

(iii)                               enter into any agreement preventing or restricting any business activities in any location of the Company or the Subsidiary after the Closing Date;

(iv)                              except in the ordinary course of business, sale bonuses to be paid pursuant to Section 2.10(b) and option grants in respect of the 80.43583 Options in treasury, (1) make any change in employment terms of, or increase the compensation payable or to become payable or the benefits provided to, its employees, directors, or officers, (2)

except as required by any existing agreement or Benefit Plan that has been disclosed in connection herewith, grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, director or officer, or (3) establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee, or group of employees; or

(v)                                 except in the ordinary course of business and consistent with past practice, make, change or revoke any Tax election, settle or compromise any Tax liability, consent to any claim or assessment relating to an amount of Taxes or any waiver of the statute of limitations, change any method of Tax accounting or, file any amended Tax Return or claim for refund of Taxes.

5.3                                 Exclusivity.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, neither the Company nor the Subsidiary shall, directly or indirectly, through any officer, director, employee, agent, partner, affiliate or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating, with respect to the Company or the Subsidiary, to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or the Subsidiary or (iv) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity to effect a Competing Transaction.  The Company shall, and shall cause all Persons acting on behalf of it to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing.

5.4                                 Efforts.

(a)                                  Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable.

(b)                                 The Company and Parent will, within five (5) Business Days after the date hereof, file with the Federal Trade Commission and the Department of Justice the notification and report forms required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act and request early termination of the waiting period contemplated by the HSR Act.  The Company and a Parent will, within ten (10) Business Days after the date hereof, make all filings or submissions as are required to obtain all Foreign Governmental Approvals, if any.  For purposes of this Agreement, “Foreign Governmental Approvals” means any consent or order of any foreign governmental authority set forth on Schedule 5.4(b).  Each of Parent and the Company will promptly furnish to the other (i) all necessary information as the other may reasonably request in connection with the preparation of any filing or submission pursuant to the HSR Act or any Foreign Governmental Approval and (ii) copies of all written communications (and memoranda setting forth the substance of any oral communication) in connection with any Foreign Governmental Approval or the Federal Trade Commission or Department of Justice in connection with this Agreement.  Each of Parent and the Company will consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, Department of Justice or any other Governmental Authority, and each of Parent and the Company will have the right to have a representative present at any such meeting.  Parent shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act and Foreign Governmental Approvals.

(c)                                  The Parties shall promptly respond to any request for additional information pursuant to the HSR Act.  Upon the terms and subject to the provisions hereof, the Parties shall each use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any antitrust or trade or regulatory laws or regulations of any Governmental Authority and to cause the waiting periods or other requirements under the HSR Act and all other anti-competition laws to terminate or expire at the earliest possible date.  For purposes hereof, “reasonable best efforts” of Parent does not include any obligation of Parent to hold separate and divest such businesses, products and assets of Parent and its Affiliates as may be necessary to obtain the agreement of any Governmental Authority not oppose the transactions contemplated hereby.  Parent shall not (and Parent shall not permit the Surviving Corporation and the Subsidiary to) consummate another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably anticipated consequence of such transaction or action is, or would be, to cause any Governmental Authority not to grant approval of any required regulatory approval or materially delay either such approval.

5.5                                 Maintenance of Insurance.  The Company and the Subsidiary will continue to carry its existing insurance through the Business Day immediately preceding the Closing Date, and shall not allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist that would have a Material Adverse Effect.

5.6                                 Supplemental Information.

(a)                                  The Company shall update the Disclosure Schedule provided to the Parent and Merger Sub on the date of this Agreement and deliver such updated Disclosure Schedule to the Parent and Merger Sub within seven (7) days of the date of this Agreement.  Parent shall have five (5) days following the delivery of the Disclosure Schedule to review the new information and facts so disclosed.  In the event that such new information or facts would reasonably be expected to result in a Material Adverse Effect, Parent may deliver to the Company a notice setting forth in reasonable detail the basis for such conclusion and its election to terminate its obligations under this Agreement no later than 5:00 p.m. Eastern Time on the sixth calendar day following the date of such disclosure.  In the event that Parent has the right to terminate this Agreement pursuant to this Section 5.6(a) and Section 8.1(c)(i), then such termination shall be Parent’s sole remedy for any breach of any representation, warranty, agreement or covenant contained herein which would have existed by reason of the Company not having supplemented or amended the Disclosure Schedule.  In the event that Parent does not have the right or for any reason does not terminate this Agreement pursuant to this Section 5.6(a) following any such disclosure, then such disclosure shall be deemed to amend and/or supplement the original Disclosure Schedule hereto and cure and correct for all purposes any breach of any representation, warranty, agreement or covenant contained herein which would have existed by reason of the Company not having so amended or supplemented the Disclosure Schedule.

(b)                                 Thereafter, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company of (1) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which the notifying party determines could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (2) any failure of the Company, Parent or Merger Subsidiary, as the case may be, to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6(b) shall not limit or otherwise affect any remedies available hereunder to the party receiving such notice.

5.7                                 Preservation of Records; Post-Closing Access and Cooperation; Litigation Support.

(a)                                  For a period of seven (7) years after the Closing Date or such other period (if longer) required by applicable law, the Surviving Corporation shall preserve and retain, all material corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and the Subsidiary (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Surviving Corporation and the Subsidiary prior to the Closing Date.

(b)                                 Parent and the Surviving Corporation shall, after the Closing Date, afford to the Representative during normal business hours reasonable access to the offices, facilities, books, records, officers and employees of the Surviving Corporation, to the extent reasonably necessary in connection with litigation or a governmental proceeding or investigation, for the benefit of the Representative or any Fully Diluted Stockholder.

5.8                                 Employees and Benefits.

(a)                                  Parent is not planning to, and has no present intention to, cause the Surviving Corporation and the Subsidiary to effect any categorical layoffs or to close or move any lines, or to make any material and adverse changes in the terms and conditions of employment or any employment practices with respect to any group of employees employed by the Company and the Subsidiary as of the Closing Date (including, without limitation, those on temporary layoffs or approved leave of absence) (“Employees”).  Nothing herein shall be construed, however, as a contract of employment or continued employment on the part of any Employee or group of Employees, nor shall it be construed as a limitation on Parent’s plans to integrate the Company’s workforce and Benefit Plans with those of the Parent.  Except for any existing employment agreement in place as of the Closing Date, all Employees shall continue as employees at will.  Parent shall, or shall cause the Surviving Corporation to assume (or by virtue of the Merger, be deemed to have assumed) all liabilities and obligations with respect to existing employment agreements disclosed on Schedule 3.5 of the Disclosure Schedule.

(b)                                 On or after closing, Parent and the Surviving Corporation shall continue to be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Parent or the Surviving Corporation (including breach of contract, defamation or retaliatory discharge) regarding any Employee, including any such liability (i) under any applicable law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination, constructive dismissal or termination, or severance pay or other termination pay, if any, or (iii) under or with respect to any existing benefit plan, program, or contract of the Company and Subsidiary, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Employee.

(c)                                  In any termination or layoff of any employee by Parent or the Surviving Corporation on or after the Closing, Parent and the Surviving Corporation will comply fully, if applicable, with the WARN Act and all other applicable foreign, Federal, state and local laws, including those prohibiting discrimination and requiring notice to employees.  Parent shall not, and shall cause the Surviving Corporation and the Subsidiary not to, at any time prior to sixty (60) days after the Closing date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or employee of the Surviving Corporation or the Subsidiary without complying fully with the requirements of the WARN Act.  Parent and Surviving Corporation will bear the cost of compliance with (or failure to comply with) any such laws.

(d)                                 For periods on and after the Closing Date, the Surviving Corporation and the Subsidiary shall honor the obligations of the Company and the Subsidiary under the provisions of all Benefit Plans, provided, however, that this provision shall not prevent Parent, the Surviving Corporation or the Subsidiary from amending, suspending or terminating any such Benefit Plan to the extent permitted under the respective terms of such Benefit Plan, including in connection with a transition to Parent’s or the Surviving Corporation’s other benefit plans.

5.9                                 Public Announcements.  The Company, Parent and Merger Sub will consult with each other, and otherwise comply with Section 8(b) of the Stockholder Support Agreement, before issuing any press release or otherwise making any public statements or disclosure with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent of the other parties, issue any such press release or make any such public statement, except as may be required by applicable law.

5.10                           Indemnification of Directors and Officers.

(a)                                  For six years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify and hold harmless all past and present officers and directors of the Company and of the Subsidiary to the same extent such persons are currently indemnified by the Company pursuant to the Company’s Certificate of Incorporation, By-Laws and Director Indemnification Agreements for acts or omissions occurring at or prior to the Closing Date, and Parent shall not, and shall not permit the Surviving Corporation or the Subsidiary to, amend, repeal or modify any provision in the Surviving Corporation’s or the Subsidiary’s certificate of incorporation or by-laws relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the Effective Time.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, this Section 5.10 shall survive the consummation of the Closing.

5.11                           Filing of Tax Returns; Tax Matters.   Upon request of the Parent, the Fully-Diluted Stockholders will cooperate fully with Parent and the Surviving Corporation in connection with (i) the preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Company and the Subsidiary with respect to any taxable periods on or prior to the Closing Date and (ii) any audit examination by any taxing authority of the Tax Returns referred to in clause (i).  Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the Company and the Subsidiary necessary or helpful for the defense against assertions of any taxing authority as to any Tax Returns referred to in clause (i) above.

5.12                           Stockholders Action.

(a)                                  Prior to Closing, the Company will take all action required by the DGCL, its Certificate of Incorporation and its by-laws to cause the stockholders of the Company to consider and vote upon the approval of the Merger.

(b)                                 Prior to the Closing, the Company (i) shall deliver to its stockholders, and if necessary, the stockholders of the Subsidiary, a disclosure statement that satisfies the disclosure obligations under Section 280G(b)(5)(B)(ii) of the Code, which disclosure statement, if approved by the stockholders, will result in §280G of the Code not being applicable to any payments made by the Company or the Subsidiary pursuant to or in connection with the transactions contemplated by this Agreement, and (ii) as contemplated by and in compliance with §280G(b)(5)(B), solicit the approval of the stockholders of the Company, and if necessary, the Subsidiary (the “§280G Approval”).

5.13                           Release.

(a)                                  Effective as of the Closing Date, each of Parent and the Surviving Corporation (each a “Releasor”), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Fully-Diluted Stockholders, the Representative, The Jordan Company, L.P. and each of their respective past and present officers, managers, directors, shareholders, partners, members, Affiliates and employees (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have, but limited to a matter relating to the Company that is in existence on or prior to the Closing Date (collectively, “Claims”).  Each Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Claim against the Releasees.  Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under the terms of this Agreement and the Related Agreements or with respect to any Claim or liability resulting from such Person’s fraud or other criminal act.

(b)                                 Effective as of the Closing Date, the Representative, and The Jordan Company, L.P. (each a “Company Releasor”) shall execute and deliver, at Closing, a release, in form reasonably acceptable to the Parent, on behalf of itself and its heirs, legal representatives, successors and assigns, and whereby pursuant to such release, each Company Releasor releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Company and the Parent and each of their respective past and present officers, managers, directors, shareholders, partners, members, Affiliates, and employees (each a “Company Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever which such Company Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have, but limited to a matter relating to the Company and that is in existence on or prior to the Closing Date (collectively, “Company Claims”).  Each Company Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Company Claim against the Company Releasees.  Notwithstanding the foregoing, each Company Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under the terms of this Agreement and the Related Agreements or with respect to any Company Claim or liability resulting from such Person’s fraud or other criminal act.

5.14                           Redemption of Preferred Stock.   The Company will take all action required by the DGCL, its Certificate of Incorporation, its by-laws and any other governing instrument to ensure that the Company’s Series A Preferred Stock is redeemable in full at Closing as contemplated by this Agreement.

5.15                           Execution of Stockholder Support Agreements.  The Company shall use its commercially reasonably efforts to arrange for the execution of Stockholder Support Agreements by the holders of 95% of the issued and outstanding Common Stock, Preferred Stock, and Options within seven (7) days of the date of this Agreement.

5.16                           Incorporation of Merger Sub.  On or prior to June 13, 2007, Parent shall cause (a) Merger Sub to be duly organized and incorporated in the State of Delaware as a wholly-owned subsidiary of Parent and (b) Merger Sub to execute a joinder, in form and substance reasonably satisfactory to Parent and the Company, that legally binds Merger Sub to the perform the obligations of the Merger Sub under this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to consummate the transactions to be performed by them in connection with the Closing under this Agreement are subject to the satisfaction (or waiver by Parent) of the following conditions precedent on or before the Closing Date:

6.1                                 Warranties True as of Present Date.  Each of the representations and warranties of the Company contained in Article III (a) that are qualified as to Material Adverse Effect shall be, without giving any effect to any supplement to the Disclosure Schedule, true and correct when made and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments caused by the transactions contemplated hereby, (b) except for and excluding the representations and warranties set forth in Sections 3.1, 3.2, and 3.18, those not so qualified shall, without giving any effect to any supplement to the Disclosure Schedule, be true and correct when made, and shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, (c) the representations and warranties set forth in Sections 3.1 and 3.2 shall, without giving any effect to any supplement to the Disclosure Schedule, be true and correct in all respects when made and as of the Closing Date, and (d) the representations and warranties set forth in Section 3.18 shall, without giving any effect to any supplement to the Disclosure Schedule, be true and correct in all respects when made and as of the Closing Date; provided, however, with respect to Section 3.18, this condition shall be deemed satisfied as long as the aggregate amount of Interest Bearing Indebtedness that would remain after making all the payments described in Section 2.10(b) does not exceed $250,000.

6.2                                 Compliance with Agreements and Covenants.  The Company shall have performed and complied in all respects with the covenants, obligations, and agreements set forth in Section 5.15.  In addition, without limiting the foregoing, the Company shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, except as otherwise permitted by Parent or Merger Sub and except as would not have a Material Adverse Effect.

6.3                                 Competition Filings.  The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement and all Foreign Governmental Approvals necessary to close the transactions contemplated by this Agreement shall have been received by Parent or Company, as applicable.

6.4                                 No Prohibition or Proceeding.  No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits or which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby. No lawsuit, proceeding, or investigation shall have been commenced or threatened against Company or the Fully-Diluted Stockholders (a) involving a challenge to, or seeking damages or other relief in connection with the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect, or (b) that would reasonably be expected to prohibit, delay, or otherwise materially interfere with the transactions contemplated hereby.

6.5                                 Stockholder Approval.

(a)                                  (i) This Agreement and the transactions contemplated hereby shall have received the affirmative vote or written consent of 95% the Common Stockholders and not more than 5% of the Common Stockholders shall have exercised any dissenters’ rights under the DGCL and (ii) the Parent shall have received Stockholder Support Agreements executed by the holders of at least 95% of the issued and outstanding Common Stock, Preferred Stock and Options.

(b)                                 Neither the Company nor the Subsidiary (i) shall be a party to any agreement that provides for the making of any payment that is a “parachute payment” under §280G of the Internal Revenue Code, (ii) shall be otherwise obligated to make any payment that is a “parachute payment” under §280G of the Internal Revenue Code, or (iii) shall not have made, subsequent to the date of this Agreement, any payment that was or is considered a “parachute payment” under §280G of the Code.

6.6                                 Documents.  Parent shall have received:

(a)                                  the Senior Lender Pay-off Letter;

(b)                                 the Techs Pay-off Letter;

(c)                                  the TJC Pay-off Letter;

(d)                                 the Credit Suisse Pay-off Letter;

(e)                                  the Stock Unit Pay-off Letter;

(f)                                    the Temporary Escrow Agreement executed by the Company and the Representative which shall be in full force and effect (assuming execution and delivery by Parent and the Escrow Agent);

(g)                                 a certificate, dated the Closing Date, of an officer of the Company substantially to the effect set forth in Sections 6.1 and 6.2;

(h)                                 the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and the By-laws of the Company certified by the secretary, assistant secretary or equivalent Person of the Company and a certificate of the secretary, assistant secretary or equivalent Person of the Company certifying resolutions of the Company’s Board of Directors and Common Stockholders approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Company);

(i)                                     a certificate of good standing for the Company and the Subsidiary from the Secretary of State of the State of Delaware;

(j)                                     a legal opinion of counsel for the Company addressed to the Parent and the Merger Sub and dated as of the Closing Date, subject to customary assumptions, qualifications and exceptions, in form and substance to the effect that:

(i)                                     The Company and the Subsidiary are validly existing corporations in good standing under the laws of the State of Delaware.

(ii)                                  The Company has the requisite corporate power and authority to enter into the Agreement and to consummate the Merger and other transactions contemplated thereby.

(iii)                               Except as disclosed in the Disclosure Schedule, the execution, delivery and performance of the Agreement by the Company, and the consummation by the Company of the transactions contemplated thereby, and compliance by the Company with the provisions thereof do not violate or conflict with any term or provision of the Company’s Certificate of Incorporation or Bylaws.

(iv)                              All corporate action, including approval by the Company’s Board of Directors and shareholders, required to be taken on the part of the Company to authorize the Agreement and consummate the Merger and other transactions contemplated thereby has been taken.

(v)                                 The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(vi)                              The authorized capital stock of the Company consists of 210,000 shares, consisting of (a) 10,000 shares of Common Stock, of which 5,009.83172 shares were issued and outstanding on the date of this opinion, and (b) 200,000 shares of Series A Preferred Stock, of which 81,000 shares were issued and outstanding on the date of this opinion.

(k)                                  the releases provided for by Section 5.13(b); and

(l)                                     a certificate stating that the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company at Closing to consummate the transactions to be performed by it in connection with this Agreement are subject to the satisfaction (or waiver by the Representative) of the following conditions precedent on or before the Closing Date:

7.1                                 Warranties True as of Present Date.  Each of the representations and warranties of Parent contained in Article IV (a) that are qualified as to “material adverse effect” shall be true and correct when made and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments caused by the transactions contemplated hereby, and (b) those not so qualified shall be true and correct when made and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Parent’s ability to consummate the transactions contemplated hereby.

7.2                                 Compliance with Agreements and Covenants.  Parent and Merger Sub shall have performed and complied with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects.

7.3                                 Competition Filings.  The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement and all Foreign Governmental Approvals necessary to close the transactions contemplated by this Agreement shall have been received by the Company or Parent, as applicable.

7.4                                 No Prohibition or Proceeding.  No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits or which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby. No lawsuit, proceeding, or investigation shall be commenced or threatened against Parent (a) involving a challenge to, or seeking damages or other relief in connection with the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect, or (b) that would reasonably be expected to prohibit, delay, or otherwise materially interfere with the transactions contemplated hereby.

7.5                                 Documents.  The Company shall have received, in form and substance satisfactory to it:

(a)                                  certificates, dated the Closing Date, of an officer of each of Parent and Merger Sub substantially to the effect set forth in Sections 7.1 and 7.2;

(b)                                 certificates of the secretary, assistant secretary or equivalent Person of each of Parent and Merger Sub certifying resolutions of the board of directors of Parent and Merger Sub approving and authorizing the execution, delivery and performance of this Agreement and their Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officers signing on behalf of Parent and Merger Sub);

(c)                                  the Articles of Incorporation and Certificate of Incorporation of each of Parent and Merger Sub certified by the Secretary of State of the State of Indiana and the Secretary of State of Delaware respectively and the By-laws of Parent and Merger Sub certified by the secretary, assistant secretary or equivalent Persons of Parent and Merger Sub;

(d)                                 certificates of good standing or existence  for each of Parent and Merger Sub from the Secretary of State of the State of Indiana and the Secretary of the State of Delaware respectively;

(e)                                  the Senior Lender Pay-off Letter;

(f)                                    the Techs Pay-off Letter;

(g)                                 the TJC Pay-off Letter;

(h)                                 the Credit Suisse Pay-off Letter;

(i)                                     the Stock Unit Pay-off Letter; and

(j)                                     the Temporary Escrow Agreement executed by Parent which shall be in full force and effect (assuming execution and delivery by the Company, the Representative and the Escrow Agent).

ARTICLE VIII

TERMINATION

8.1                                 Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)                                  with the mutual written consent of the Company, Parent and Merger Sub;

(b)                                 by written notice from the Company or Parent to the other, if the Closing shall not have taken place on or before July 2, 2007, or, if the Closing has not occurred solely due to the failure of the conditions set forth in Sections 6.3 and 7.3, then on or before August 2, 2007,  provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)                                  by Parent (i) in accordance with Section 5.6(a) or (ii) if there has been a breach on the part of the Company in the representations, warranties or covenants set forth herein or any failure on the part of the Company to comply with its obligations hereunder which breach or failure would result in a Material Adverse Effect, such that, in any such case, any of the conditions to the Closing set forth in Article VI hereof could not be satisfied prior to July 2, 2007 or, if the Closing has not occurred solely due to the failure of the conditions set forth in Sections 6.3 and 7.3, then on or before August 2, 2007;

(d)                                 by the Company if there has been a breach of Parent or Merger Sub in its representations, warranties or covenants set forth herein, including any failure by Parent or Merger Sub to comply with its obligations hereunder, such that, in any such case, any of the conditions to the Closing set forth in Article VII hereof could not be satisfied on or prior to July 2, 2007 or, if the Closing has not occurred solely due to the failure of the conditions set forth in Sections 6.3 and 7.3, then on or before August 2, 2007; or

(e)                                  by written notice from the Company or Parent to the other, if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

8.2                                 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties hereunder (except for the obligations set forth in Sections 5.1(b), 5.9, 8.2, 9.1 through 9.19, which shall survive the termination of this Agreement) shall terminate without liability to any party hereto (or any stockholder, Affiliate, director, officer, employee, agent, consultant or representative of such party) or any other Person, except that no such termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination and, in the case of Parent, any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby, and such party shall be fully liable for any and all Losses sustained or incurred by any other party from such breach.  For avoidance of doubt, the terms and conditions of the Confidentiality Agreement survive termination of this Agreement for any reason.

ARTICLE IX

MISCELLANEOUS

9.1                                 Expenses.  Each party hereto shall bear its own expenses (including fees and expenses of counsel, accountants, investment bankers, finders and brokers) with respect to this Agreement and the transactions contemplated hereby, except that such expenses of the Company and the Fully-Diluted Stockholders shall be paid by the Representative, on behalf of the Company and the Fully-Diluted Stockholders, in accordance with Section 2.10.

9.2                                 Survival of Representations and Warranties.  The representations and warranties of the Company contained herein and/or in any certificate or other writing delivered pursuant hereto shall terminate and have no further force or effect at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be.

9.3                                 Amendment.  Prior to the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Parent and the Company.  Following the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Parent, the Surviving Corporation and the Representative.

9.4                                 Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii)  on the next Business Day if sent by an overnight delivery service, or (iii) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)                                  If to the Company or the Representative, addressed as follows:

c/o The Jordan Company, L.P.
767 Fifth Avenue
48th Floor
New York, New York 10153
Attention: A. Richard Caputo, Jr.

with a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: Philip O. Brandes

(b)                                 If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804
Attention:  Gary Heasley

with a copy to:

Barrett & McNagny LLP
ATTN: Robert S. Walters
215 E. Berry Street
Fort Wayne, IN 46802

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.5                                 Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same, except as provided in Section 5.6.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.6                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile transmission of an executed counterpart signature page shall be deemed an original.

9.7                                 Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement.  Time is of the essence of each and every covenant, agreement and obligation in this Agreement.  Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other.

9.8                                 APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

9.9                                 Binding Agreement.  This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10                           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by Parent or the Surviving Corporation without the prior written consent of the Company and the Representative.  For all purposes hereof, a transfer, sale or disposition of a majority of the capital stock or other voting interest of Parent or the Surviving Corporation (whether by contract or otherwise) shall be deemed an assignment hereunder.  Any purported assignment in contravention of this Section 9.10 shall be null and void.

9.11                           Absence of Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.  Notwithstanding the foregoing, the Representative, the Fully-Diluted Stockholders and the Persons referred to in Sections 5.10, 5.13 and 9.20 are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded the Representative, the Fully-Diluted Stockholders or such Persons under this Agreement and the Related Agreements.

9.12                           Further Assurances.  Upon the reasonable request of Parent or the Representative, each party will on and after the Closing Date execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the Merger, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby.

9.13                           Entire Understanding.  The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.  This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

9.14                           Specific Performance.  Each of the parties acknowledge and agree that the other party would be damaged irreparably and could not be made whole by monetary damages in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, each party agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach, in addition to any other remedy to which it may be entitled, at law or in equity.

9.15                           JURISDICTION OF DISPUTES.  IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE

STATE OF NEW YORK; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE CITY OF NEW YORK, SATISFACTORY TO THE REPRESENTATIVE AND PARENT, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 9.4 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.16                           WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

9.17                           Disclosure Schedule.  The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any of the Company or the Subsidiary.  In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

9.18                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.19                           Construction.   The parties have participated jointly in the negotiation and drafting of this Agreement.   In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.20                           Provision Respecting Representation of Company.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, member, partners, officers, employees and Affiliates, that Mayer, Brown, Rowe & Maw LLP may serve as counsel to each and any of the Representative, Fully-Diluted Stockholders and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and the Subsidiary, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Mayer, Brown, Rowe & Maw LLP may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or the Subsidiary, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent waive any conflict of interest arising from such representation.

9.21                           Authority and Rights of Representative; Limitations on Liability.  The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and the Related Agreements.  All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Fully-Diluted Stockholders.  The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to reasonably rely on the opinions and advice of such Persons.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

THE TECHS HOLDINGS, INC.

By:
Name:
Title:

STEEL DYNAMICS, INC.

By:
Name:
Title: